Exhibit 10.14

Side Letter Agreement

This Side Letter Agreement (the “Agreement”) is entered into as of December 18, 2024, by and between Spirit Advisors LLC, a Delaware limited liability company with its principal office at 477 Madison Ave. Floor 6, New York NY 10022 (“Spirit Advisors”), and Robot Consulting Co., Ltd., a Japanese corporation with its registered office at Le Graciel Building 2, 6th Floor, 5-22-6 Shinbashi, Minato Ward Tokyo, 105-0005, Japan (“Robot Consulting”).

WHEREAS:

The implementation of the previously contemplated warrant structure has presented unforeseen complexities with respect to Robot Consulting’s existing shareholder arrangements and internal approval processes.

NOW, THEREFORE, the parties agree as follows:

1.	Cancellation of Warrants:

●	As of December 18, 2024, Spirit Advisors and Robot Consulting mutually agree to cancel all previously issued warrants due to structural limitations specific to Robot Consulting’s shareholder framework and internal procedures, which would create unnecessary complications in obtaining requisite stakeholder approvals and implementing the U.S.-style stock acquisition rights.

2.	Miscellaneous:

●	This Agreement constitutes the entire agreement between the parties with respect to the cancellation of the warrants and supersedes all prior agreements, understandings, and representations with respect to such matters.

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IN WITNESS WHEREOF, the parties hereto have caused this Side Letter Agreement to be duly executed as of the day and year first above written.

Spirit Advisors LLC

By:	/s/ Robert Yu

Name:	Robert Yu

Title:	President

Robot Consulting Co., Ltd.

By:	/s/ Hidetoshi Yokoyama

Name:	Hidetoshi Yokoyama

Title:	Chairman